FOR IMMEDIATE RELEASE

                         PETROCORP MAKES

                  CHANGES TO BOARD OF DIRECTORS

     HOUSTON (August 1, 1996) - PetroCorp Incorporated (NASDAQ:PETR) announced today that Kaiser-Francis Oil Company has completed its purchase of the PetroCorp Common Stock owned directly or beneficially by investment partnerships managed by First Reserve Corporation. Kaiser-Francis purchased 2,121,000 shares, or 24.7% of the shares outstanding, from First Reserve in a private transaction on July 26, 1996. This transaction brings Kaiser-Francis' total ownership in PetroCorp to 2,503,800 shares, or 29.2% of the shares outstanding.

     After the sale of the shares owned by First Reserve, Mr. John H. Hill, Chairman of First Reserve Corporation, and Mr. David H. Kennedy, Managing Director of First Reserve Corporation, resigned from their Director positions with the company. Earlier today, the company's Board accepted these resignations and elected Mr. Gary R. Christopher with Kaiser-Francis Oil Company to fill one of the vacated positions.

     Additional actions taken by the company's Board today included the acceptance of the resignation of Mr. G. Jay Erbe, Jr., Vice President of USF&G Corporation, from the company's Board of Directors and amending the company's Bylaws to reduce the number of Directors from nine to seven. As a result of these changes, the Board now consists of three outside Directors employed by the company's three largest shareholders, two other outside Directors and two Directors from the company's management.

     PetroCorp, a Houston-based company, explores, develops and acquires oil and gas properties in North America. The Company operates principally in the states of Colorado, Oklahoma, Kansas, Texas and Mississippi and in the province of Alberta, Canada.


CONTACT: Craig K. Townsend, Vice President - Finance, (713) 875-2500.